EXHIBIT 99.1

CONTACTS
--------
Robin Smith, CEO                              Stanley Wunderlich/Daniel Stepanek
NeoStem, Inc.                                 Consulting for Strategic Growth 1
420 Lexington Ave., Ste. 450                  800 Second Avenue
NY, NY 10170                                  New York, NY 10017
Tel: (212) 584-4180                           Tel: (800) 625-2236
Fax: (646) 514-7787                           Fax: (212) 337-8089
Email; rsmith@neostem.com                     Emails: info@cfsg1.com
       ------------------                             --------------
Web site: www.neostem.com                             dstepanek@cfsg1.com
          ---------------                             -------------------
                                              Web site: www.cfsg1.com


                                                           FOR IMMEDIATE RELEASE

           NEOSTEM, INC. APPOINTS SEASONED BUSINESS EXECUTIVE TO THE
                          COMPANY'S BOARD OF DIRECTORS

             Dr. Wayne A. Marasco Assumes Added Responsibilities as
                       NeoStem's Senior Scientific Advisor

NEW YORK, November 16, 2006 - NeoStem, Inc. (OTCBB:NEOI), a company specializing in the collection, processing and long-term storage of Adult Stem Cells (ASCs) for autologous use, announced today that it has appointed Richard Berman, a seasoned business executive with emphasis on biotech, Internet and other technology sectors, to the Company's Board of Directors.

Mr. Berman's career spans over 35 years of venture capital, management and merger & acquisitions experience. In the last five years, he has served as a professional director and/or officer of about a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company, Chairman of National Investment Managers, a public company in pension administration and investment management, Chairman of Candidate Resources, a private company delivering HR services over the Web., and Chairman of Fortress Technology Systems (homeland security). In addition, he serves as a director of seven public companies: Dyadic International, Inc., Broadcaster, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., National Investment Managers, and Advaxis, Inc.

Concurrent with Mr. Berman joining the Board, Dr. Wayne A. Marasco agreed to resign from the Board of Directors to assume more responsibilities in his position as the Company's Senior Scientific Advisor. Dr. Marasco is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. He will take the lead in expanding the Company's academic relationships and research collaborations.

Robin L. Smith, MD, MBA, NeoStem's Chief Executive Officer, said, "We are delighted to have Richard Berman join NeoStem's Board of Directors. His extensive experience in forming and growing a wide range of successful businesses represents the high level of financial and strategic business expertise we are seeking to bring to NeoStem. We believe that such thought leaders in the business world can enhance the strong, successful growth of our Company."

Dr. Smith continued, "Dr. Marasco has been involved in shaping the Company since its inception. We believe it is best for the Company that he focuses on developing collaborations with scientists and researchers at academic medical institutions to help move forward the field of stem cell therapies."

Summing up, Dr. Smith noted, "We expect that the combination of a Board of Directors with a strong business thrust and a Scientific Advisory Board of leaders in adult stem cell therapies and research will help position NeoStem in the forefront of this vital and burgeoning field."

About NeoStem, Inc.
NeoStem, Inc. (OTCBB:NEOI) is an innovative, publicly traded company positioned to become a leader in the adult stem cell field and to capitalize on the increasing importance that adult stem cells are expected to play in the future of regenerative medicine.

Using its proprietary process, NeoStem provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use, as needed, in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack. Adult stem cell therapy has also been used for many years in treating blood cancer. Further potential uses include regenerative therapies for wound healing, autoimmune diseases such as multiple sclerosis and lupus, and age-related degenerative musculoskeletal diseases.

NeoStem uses the least invasive form of collection called apheresis, a well known safe procedure that extracts stem cells from an adult's peripheral blood. Once collected, NeoStem's storage process allows the cells to be cryo-preserved during an individual's lifetime for use when needed. The management, Board of Directors and Advisors of NeoStem collectively have significant technical, medical and scientific expertise as well as substantial experience in life science marketing and business development.

                                     ######

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the ability of NeoStem, Inc. ("the Company") to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of the Company's business. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company' s ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business and obtain appropriate state licenses; (iii) competitive factors and developments beyond the Company's control;(iv) scientific and medical developments beyond the Company's control and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."
            Pursuant to an October 1, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement and received shares of NeoStem's common stock. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.


                                      -6-